EX-99.23(j)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of the Roxbury Funds and to the use of our report dated July 13, 2007 on the Roxbury Small-Cap Growth Fund's and the Roxbury Mid-Cap Fund's (each a series of the Roxbury Funds) financial statements and financial highlights as of and for the year ended June 30, 2007. Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.






                                          /s/ Briggs, Bunting & Dougherty, LLP

                                          BRIGGS, BUNTING & DOUGHERTY, LLP

PHILADELPHIA, PENNSYLVANIA
OCTOBER 23, 2007